FREQUENCY ELECTRONICS, INC.

                 SUPPLEMENT TO PROSPECTUS DATED JULY 26, 1996

     This Prospectus Supplement supersedes and updates certain information in the Selling Shareholder Table of the Company's July 26, 1996 Reoffer Prospectus (the "Prospectus"). The information contained herein should be read in conjunction with the information set forth in the Prospectus. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Prospectus.



                                         No.
                                         of                                No.              %-age
                                         Common                            of               of
                                         Shares            No.             Common           Common
                                         Owned             of              Shares           Shares
                         Position        Prior             Common          Owned            Owned
Selling                   with           to                Shares          After            After
Shareholder     Plan     Company         Offering (1)      Offered (1)     Offering (1)     offering (2)

Martin        Sr. Exec.
 Bloch         Plan        Pres.,           565,261          100,000         430,261            7.7%
              Restricted   Dir.(3)(6)(7)                      35,000
               Stock Plan                              TOTAL 135,000

Joseph
 Franklin     Sr. Exec.
               Plan        Chairman, CEO,    90,000           25,000          30,000             (8)
              Restricted     CFO(7)                           35,000
               Stock Plan                              TOTAL  60,000

Markus
 Hechler      1982 Plan    Vice President,   47,500            7,500             500             (8)
              1984 Plan     Acting Secy.(7)                    6,500
              1987 Plan                                       18,000
              Restricted Stock Plan                           10,000
              1993 Plan                                        5,000
                                                       TOTAL  47,000

John Ho       Restricted    Director(7)      36,125           10,000          26,125             (8)
               Stock Plan                              TOTAL  10,000

Abraham Lazar 1984 Plan    Director           6,000            6,000               0              0
                          (4)(6)(7)                    TOTAL   6,000

                                            No.
                                            of                                No.              %-age
                                            Common                            of               of
                                            Shares            No.             Common           Common
                                            Owned             of              Shares           Shares
                               Position     Prior             Common          Owned            Owned
Selling                        with         to                Shares          After            After
Shareholder     Plan           Company      Offering (1)      Offered (1)     Offering (1)     offering (2)

Len Martire     1984 Plan      V.P.(7)      41,900            24,900                0              0
                1987 Plan                                      5,000
                Restricted Stock Plan                          9,000
                1993 Plan                                      3,000
                                                       TOTAL  41,900

Marvin Meirs    1984 Plan     V.P.(7)     37,967               5,000           17,967             (8)
                Restricted Stock Plan                         10,000
                1993 Plan                                      5,000
                                                       TOTAL  20,000

Harry Newman    1982 Plan     Secy.,      18,001               3,800            5,239             (8)
                1984 Plan     Treas.(5)(6)(7)                  3,962
                Restricted Stock Plan                          5,000
                                                       TOTAL  12,762

Charles Stone   1982 Plan     V.P.(7)     30,678               6,000            4,876             (8)
                1984 Plan                                      3,000
                1987 Plan                                      9,802
                Restricted Stock Plan                          5,000
                1993 Plan                                      2,000
                                                       TOTAL  25,802

Al Vulcan     Restricted     V.P.         15,000              10,000                0              0
               Stock Plan                                      5,000
              1993 Plan                                TOTAL  15,000

Holders of
 Control      Sr. Exec.      N/A          N/A          TOTAL  25,000             N/A              N/A
   Secur.       Plan
Holders of
 Control      Restricted     N/A          N/A          TOTAL  66,500             N/A              N/A
   Secur.      Stock Plan
Holders of
 Control      1993 Plan      N/A          N/A          TOTAL 167,000             N/A              N/A
   Secur.
                                                 GRAND TOTAL 631,964


(1) Includes shares of common stock which may be issued upon the exercise of outstanding stock options or stock purchase rights under the Plans but does not include (except as listed generically under the heading "Number of Common Shares Offered") an additional 258,500 shares of common stock which may be issued upon the exercise of stock options or stock purchase rights issuable in the future under the Plans.

(2) Based upon 5,564,130 shares being issued and outstanding including 470,017 shares of common stock which may be issued upon the exercise of outstanding stock options or stock purchase rights under the Plans but excluding 912,187 issued common shares currently being held as treasury stock and also excluding 258,500 common shares which may be issued upon the exercise of stock options or stock purchase rights issuable in the future under the Plans.

(3) At this time, Martin Bloch has taken a voluntary leave of absence as president of the Company, and is attending Company board meetings and acting solely in an advisory capacity. He is not participating in any Company board decisions or board actions (by vote, written consent or otherwise) and is voluntarily abstaining from participation except when called upon for information) from any board discussion of corporate policy or board action.

(4) At this time, Abraham Lazar is voluntarily abstaining from any further attendance at or participation in Company board meetings or other board activities.

(5) At this time, Harry Newman has taken a voluntary leave of absence as secretary and treasurer of the Company.

(6) The foregoing restrictions on Messrs. Bloch's, Lazar's and Newman's participation in the Company's affairs will abide until the final disposition of the Federal Indictment as to each of them respectively whereby, depending on the result, they will respectively either resign from or resume their original positions. See Item 3 - Legal Proceedings in the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1997 which is incorporated herein by reference.

(7) The Selling Shareholder serves or has served as an officer and/or director of one or more subsidiaries of the Company at some time within the past three years.

(8) Less than 1%


Dated:  September 12, 1997